Exhibit 99.1
PRESS ANNOUNCEMENT

John Stewart	Claire Rowberry
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8841
jstewart@progress.com	progress@lewispr.com
Progress Software Reports 2010 Third Quarter Results
Enterprise Business Solutions Revenue Up 77%;
Non-GAAP Net Income Up 52%
BEDFORD, MA, Sept 21, 2010 (MARKETWIRE) — Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive announced today results for its third fiscal quarter ended August 31, 2010. On a generally accepted accounting principles (GAAP) basis, revenue for the quarter was $128.7 million, up 8 percent from $119.4 million in the third quarter of fiscal 2009. On a non-GAAP basis, revenue totaled $128.8 million, also up 8 percent compared to the same period a year ago. Software license revenue increased 14 percent to $44.7 million from $39.2 million in the same quarter last year.
On a GAAP basis:
•	Operating income increased 81 percent to $16.5 million in the third quarter of fiscal 2010 as compared to $9.1 million in the same quarter last year;

•	Net income increased 67 percent to $9.2 million from $5.5 million in the same quarter last year;

•	Diluted earnings per share increased 62 percent to 21 cents in the third quarter of fiscal 2010 as compared to 13 cents in the same quarter a year ago.
On a non-GAAP basis:
•	Operating income increased 59 percent to $39.7 million in the third quarter of fiscal 2010 as compared to $24.9 million in the same quarter last year;

•	Non-GAAP net income increased 52 percent to $25.0 million from $16.5 million in the same quarter last year;

•	Non-GAAP diluted earnings per share increased 40 percent to 56 cents in the third quarter of fiscal 2010 as compared to 40 cents in the same quarter last year.
The GAAP operating results for the third quarter of fiscal 2010 reflect a restructuring charge of $11.5 million taken in connection with the previously announced restructuring of Progress Software’s operations.
The non-GAAP amounts primarily exclude the amortization of acquired intangibles, stock-based compensation, restructuring and acquisition-related costs and purchase accounting adjustments for deferred revenue.
The non-GAAP results noted above and the non-GAAP financial outlook for 2010 and 2011 discussed below represent non-GAAP financial measures. A reconciliation of these measures to the appropriate GAAP measures for the three months ended August 31, 2010 and August 31,

2009, and the 2010 and 2011 outlook, as well as further information regarding these measures, is included in the condensed financial information provided with this release.
Richard D. Reidy, president and chief executive officer of Progress Software, said: “The company’s third quarter performance was strong. I am particularly pleased with the performance of our products in the Enterprise Business Solutions (EBS) portfolio. Our recently released Progress® Responsive Process Management™ suite helped drive several multi-product solution sales. We also achieved strong results with our best-in-class technologies, comprising the Progress Savvion™ BPM, Apama® CEP, Sonic® ESB, Actional® BTM, and FUSE™ open source product lines. The company’s solid top line growth, coupled with disciplined expense management, were also key factors in generating an increase in our non-GAAP operating income by 59 percent during the quarter.”
Reidy added: “This month, we held our annual Online Exchange conference, which attracted more than 2,500 attendees from over 66 countries across two days. This conference is targeted towards our Progress OpenEdge® Application Partners, who are ISVs that use OpenEdge to build their software applications, and enterprise customers. Of particular interest to this audience were our recently announced Progress OpenEdge BPM initiative and our vision for simplifying the deployment of applications in the cloud.”
Progress Software’s cash and short-term investments at the end of the third quarter totaled $269 million. Progress Software repurchased approximately 598,000 shares at a cost of $17.8 million in the third quarter of fiscal 2010.
Quarterly Highlights
•	Air France-KLM Airlines chose the Actional SOA Management platform, part of the Progress Responsive Process Management™ (RPM) suite, to offer better visibility and help deliver 100 percent availability on its reservation systems. Subsequent to their merger with Air France in 2004, KLM recognized they had an ever-growing amount of complex IT systems needing to work together to ensure their transactions work as expected. They also needed to find a way of integrating the multiple disparate systems from both companies, and avoid a costly “rip and replace” strategy.

•	Progress Software reported that Royal Bank of Canada (RBC) successfully deployed the Apama FX Aggregation solution accelerator to support its Foreign Exchange dealing operations. The Apama FX Aggregation solution accelerator is completely customizable and has been modified for RBC to meet their specific requirements. RBC’s new system has significantly increased the efficiency by which RBC’s traders obtain the best FX prices for their clients.

•	Forrester Research, Inc. named Progress Software a leader in “The Forrester WaveTM: Business Process Management Suites, Q3 2010” (August 2010) report with its Savvion BPM product. In this detailed review of business process management (BPM) suites, the Savvion BPM product was described as a leader with “competitive products that offer industry-leading development environments and improved tools for business stakeholders.”

•	Agora Corretora de Titulos e Valores Mobiliarios S.A. (CVTM), a division of Banco Bradesco S.A. (Bradesco) and one of the largest brokers in Brazil’s securities industry, launched a new suite of proprietary algorithms for equities and options powered by the Progress Apama Capital Markets platform. The new suite offers a wide variety of new alpha-seeking and execution strategies. It also enables Agora customers to access these new algorithms remotely through an intuitive web interface.

•	The financial services group, Banco Bilbao Vizcaya Argentaria (BBVA), went ‘live’ on the Apama FX Aggregation Accelerator for its foreign exchange operations. BBVA FX traders now use the Apama platform along with its customized dashboards to view and trade across aggregated liquidity from a number of banks and FX ECNs. BBVA chose the Apama platform because of Progress Software’s extensive experience in the FX market, gained through numerous successful deployments of the FX Aggregation Accelerator with tier one and tier two banks.

•	Charles River Development, a front- and middle-office software solutions provider for investment firms, selected the Progress SonicMQ® messaging platform as the messaging backbone for their real-time event based architecture. The SonicMQ product is a component of Charles River Development’s architecture, helping to deliver low latency and continuous availability within the Charles River Investment Management System (Charles River IMS) Version 9.1. Charles River selected the SonicMQ platform and the Sonic Continuous Availability Architecture for its track record in providing financial services firms with highly-available, reliable and secure messaging.

•	Prudential UK has deployed the Progress FUSE ESB® (enterprise service bus) in its annuities business unit as a first step in making their IT infrastructure more agile. This initial stage uses the FUSE ESB product to integrate complex back-end infrastructure enabling automated processing to support its Annuities Operation. Prudential also began adopting the Progress FUSE Message Broker® product for high performance, reliable messaging.

•	Three Progress Software employees were honored during the quarter. Dr. John Bates, Progress Software’s chief technology officer, was appointed to the newly established Technology Advisory Committee (TAC) for the US Commodity Futures Trading Commission (CFTC). Colleen Smith, vice president of SaaS, was selected by editors of Everything Channel’s CRN Magazine as one of the top 100 Women in the Channel for the second consecutive year. Smith was also rated a ‘Rising Star’ in CRN’s Women in the Channel feature in 2007, as well as being named Channel Chief multiple times. John Wilmes, the company’s Chief Technology Architect, Communications Sector, was named a Distinguished Fellow by the TM Forum. The Distinguished Fellow Award recognizes individuals, who have made valuable contributions to the TM Forum and to the communications industry as a whole.
Additional highlights can be found at: http://web.progress.com/inthenews/pressreleases.html.
Business Outlook
Progress Software is providing the following guidance for the fiscal year ending November 30, 2010:
•	GAAP revenue is expected to be in the range of $523 million to $527 million.

•	On a non-GAAP basis, revenue is expected to be in the range of $524 million to $528 million.

•	GAAP diluted earnings per share are expected to be in the range of $1.01 to $1.09.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of $2.32 to $2.36.
Progress Software is providing the following guidance for the fourth fiscal quarter ending November 30, 2010:
•	On a GAAP and non-GAAP basis, revenue is expected to be in the range of $139 million to $143 million.

•	GAAP diluted earnings per share are expected to be in the range of 38 cents to 46 cents.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of 64 cents to 68 cents.
Progress Software is also providing the following initial guidance for the fiscal year ending November 30, 2011:
•	On a GAAP and non-GAAP basis, revenue is expected to be in the range of $555 million to $565 million.

•	GAAP diluted earnings per share are expected to be in the range of $1.60 to $1.80.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of $2.50 to $2.60.
The outlook for non-GAAP revenue excludes purchase accounting adjustments for deferred revenue. The outlook for non-GAAP earnings excludes the amortization of acquired intangibles, stock-based compensation, restructuring, transition and acquisition-related costs, purchase accounting adjustments for deferred revenue, certain insurance reimbursements and related tax effects.
Legal Notice Regarding Non-GAAP Financial Information
Progress Software provides non-GAAP revenue, operating income, net income and earnings per share as additional information for investors. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). Such measures are intended to supplement GAAP and may be different from non-GAAP measures used by other companies. Progress Software believes that the non-GAAP results described in this release are useful for an understanding of its ongoing operations and provide additional detail and an alternative method of assessing its operating results. Management uses these non-GAAP results to compare the company’s performance to that of prior periods for analysis of trends and for budget and planning purposes. A reconciliation of non-GAAP adjustments to the company’s GAAP financial results is included in the tables below.
Conference Call
The Progress Software quarterly investor conference call to review its fiscal second quarter 2010 results and business outlook will be Webcast live at 9:00 a.m. (EDT) on Wednesday, September 22, 2010 on the company’s Web site, located at http://investors.progress.com/.
As previously disclosed, in combination with this press release, Progress Software is providing in advance a copy of prepared remarks for its conference call. The press release and the prepared remarks are available on the Progress website (http://investors.progress.com/) on the investor relations page. The conference call will include only brief comments followed by questions and answers. The prepared remarks will not be read on the call.
The conference call will be webcast and accessible on the Progress Website at http://investors.progress.com/. The conference call will also be webcast live via Yahoo (http://www.yahoo.com), Motley Fool (http://www.fool.com), Streetevents (http://www.streetevents.com), TD Waterhouse (http://www.tdwaterhouse.com) and Fidelity.com (http://www.fidelity.com). An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations Website after the live conference call.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or +1-781-280-4000.
Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding the Company’s business outlook for its fourth fiscal quarter, full 2010 fiscal year and full 2011 fiscal year and strategic plans, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release of enhancements to the Company’s products; the growth rates of certain market segments; the positioning of the Company’s products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; continuing uncertainty in the U.S. and international economies, which could result in fewer sales of the Company’s products and may otherwise harm the Company’s business; the Company’s ability to complete and integrate acquisitions; the Company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the Company’s ability to penetrate international markets and manage its international operations; changes in exchange rates; the Company’s ability to realize the expected benefits from its previously-announced restructuring actions; and the potential disruption to the Company’s business from those restructuring actions . The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission.
Actional, Apama, FUSE ESB, FUSE, OpenEdge, Progress, Progress RPM, Responsive Process Management, Savvion and SonicMQ, Sonic are trademarks or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.
END

Progress Software Corporation
GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	August 31,	August 31,	Percent
(In thousands except per share data)	2010	2009	Change

Revenue:
Software licenses	$44,748	$39,173	14%
Maintenance and services	83,989	80,260	5%

Total revenue	128,737	119,433	8%

Costs of revenue:
Cost of software licenses	2,025	1,758	15%
Cost of maintenance and services	17,845	15,957	12%
Amortization of purchased technology	4,839	4,811	1%

Total costs of revenue	24,709	22,526	10%

Gross profit	104,028	96,907	7%

Operating expenses:
Sales and marketing	39,362	45,511	(14)%
Product development	21,941	22,378	(2)%
General and administrative	11,937	17,717	(33)%
Amortization of other acquired intangibles	2,733	2,310	18%
Acquisition-related expenses	53	110
Restructuring expense	11,533	(211)

Total operating expenses	87,559	87,815	0%

Income from operations	16,469	9,092	81%
Other income (expense), net	(1,720)	(187)

Income before provision for income taxes	14,749	8,905	66%
Provision for income taxes	5,505	3,384	63%

Net income	$9,244	$5,521	67%

Earnings per share:
Basic	$0.21	$0.14	50%
Diluted	$0.21	$0.13	62%

Weighted average shares outstanding:
Basic	43,224	40,117	8%
Diluted	44,424	41,261	8%

	Nine Months Ended
	August 31,	August 31,	Percent
(In thousands except per share data)	2010	2009	Change

Revenue:
Software licenses	$136,093	$123,538	10%
Maintenance and services	247,847	233,802	6%

Total revenue	383,940	357,340	7%

Costs of revenue:
Cost of software licenses	5,633	5,602	1%
Cost of maintenance and services	53,086	49,287	8%
Amortization of purchased technology	15,222	14,609	4%

Total costs of revenue	73,941	69,498	6%

Gross profit	309,999	287,842	8%

Operating expenses:
Sales and marketing	122,707	133,331	(8)%
Product development	68,481	70,320	(3)%
General and administrative	38,167	46,123	(17)%
Amortization of other acquired intangibles	7,833	7,149	10%
Acquisition-related expenses	468	330	42%
Restructuring expense	37,508	5,237

Total operating expenses	275,164	262,490	5%

Income from operations	34,835	25,352	37%
Other income, net	4,955	582	751%

Income before provision for income taxes	39,790	25,934	53%
Provision for income taxes	12,495	9,855	27%

Net income	$27,295	$16,079	70%

Earnings per share:
Basic	$0.65	$0.40	63%
Diluted	$0.62	$0.39	59%

Weighted average shares outstanding:
Basic	42,280	40,018	6%
Diluted	43,782	40,826	7%

Progress Software Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended August 31, 2010			Three Months Ended August 31, 2009
	As			As			Percent
(In thousands except per share data)	Reported	Adjustments	Non-GAAP	Reported	Adjustments	Non-GAAP	Change

Total revenue	$128,737	$79	$128,816	$119,433	286	$119,719	8%
Purchase accounting adjustments for deferred revenue (1)	(79)	79		(286)	286

Income from operations	$16,469	$23,226	$39,695	$9,092	$15,834	$24,926	59%
Purchase accounting adjustments for deferred revenue (1)	(79)	79		(286)	286
Amortization of acquired intangibles	(7,572)	7,572		(7,121)	7,121
Acquisition-related expenses	(53)	53		(110)	110
Restructuring expense	(11,533)	11,533		211	(211)
Stock option investigation (2)	—	—		321	(321)
Stock-based compensation (3)	(3,989)	3,989		(8,849)	8,849

Operating margin percentage	12.8%		30.8%	7.6%		20.8%	48%

Other income (expense), net	$(1,720)	$—	$(1,720)	$(187)	$—	$(187)

Provision for income taxes (5)	$5,505	$7,501	$13,006	$3,384	$4,903	$8,287	57%

Net income	$9,244	$15,725	$24,969	$5,521	$10,931	$16,452	52%

Earnings per share — diluted	$0.21		$0.56	$0.13		$0.40	40%

Weighted average shares outstanding — diluted	44,424		44,424	41,261		41,261	8%

	Nine Months Ended August 31, 2010			Nine Months Ended August 31, 2009
	As			As			Percent
(In thousands except per share data)	Reported	Adjustments	Non-GAAP	Reported	Adjustments	Non-GAAP	Change

Total revenue	$383,940	$1,138	$385,078	$357,340	2,529	$359,869	7%
Purchase accounting adjustments for deferred revenue (1)	(1,138)	1,138		(2,529)	2,529

Income from operations	$34,835	$73,505	$108,340	$25,352	$46,648	$72,000	50%
Purchase accounting adjustments for deferred revenue (1)	(1,138)	1,138		(2,529)	2,529
Amortization of acquired intangibles	(23,055)	23,055		(21,758)	21,758
Acquisition-related expenses	(468)	468		(330)	330
Restructuring expense	(37,508)	37,508		(5,237)	5,237
Stock option investigation (2)	1,330	(1,330)		120	(120)
Stock-based compensation (3)	(12,666)	12,666		(16,914)	16,914

Operating margin percentage	9.1%		28.1%	7.1%		20.0%	41%

Other income, net (4)	$4,955	$(899)	$4,056	$582	$—	$582	597%

Provision for income taxes (5)	$12,495	$26,001	$38,496	$9,855	$14,459	$24,314	58%

Net income	$27,295	$46,605	$73,900	$16,079	$32,189	$48,268	53%

Earnings per share — diluted	$0.62		$1.69	$0.39		$1.18	43%

Weighted average shares outstanding — diluted	43,782		43,782	40,826		40,826	7%

(1)	The purchase accounting adjustment for deferred revenue is included within maintenance and services revenue and represents the write-down to fair value of the deferred maintenance revenue of Savvion and Iona Technologies at the date of each acquisition.

(2)	Stock option investigation expenses are included within general and administrative expenses and primarily represent professional services fees associated with the SEC’s investigation and shareholder derivative lawsuits related to the company’s historical stock option grant practices. The credit amount for the nine months ended August 31, 2010 relates to insurance reimbursements in excess of previously estimated amounts.

(3)	Stock-based compensation expense, representing the fair value of equity awards, is included in the following GAAP expenses:

	Three Months Ended August 31, 2010			Three Months Ended August 31, 2009
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Cost of software licenses	$7	$(7)	$—	$8	$(8)	$—
Cost of maintenance and services	225	(225)	—	238	(238)	—
Sales and marketing	1,340	(1,340)	—	1,445	(1,445)	—
Product development	1,066	(1,066)	—	1,037	(1,037)	—
General and administrative	1,351	(1,351)	—	6,121	(6,121)	—

	$3,989	$(3,989)	$—	$8,849	$(8,849)	$—

	Nine Months Ended August 31, 2010			Nine Months Ended August 31, 2009
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Cost of software licenses	$22	$(22)	$—	$28	$(28)	$—
Cost of maintenance and services	684	(684)	—	706	(706)	—
Sales and marketing	4,132	(4,132)	—	4,331	(4,331)	—
Product development	3,139	(3,139)	—	2,984	(2,984)	—
General and administrative	4,689	(4,689)	—	8,865	(8,865)	—

	$12,666	$(12,666)	$—	$16,914	$(16,914)	$—

In addition, the restructuring expense for the three and nine months ended August 31, 2010 includes approximately $0.2 million and $0.5 million of stock-based compensation expense, respectively.

(4)	The non-GAAP adjustment in other income for the nine months ended August 31, 2010 relates to an insurance settlement gain from a pre-acquisition contingency assumed as part of a prior acquisition.

(5)	The non-GAAP provision for income taxes was calculated reflecting an effective rate of 34.3% for the three and nine months ended August 31, 2010, and 33.5% for the three and nine months ended August 31, 2009. The difference between the effective rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles, which are excluded from the determination of non-GAAP net income. The non-GAAP effective tax rate for the nine months ended August 31, 2010 also excludes a one-time benefit of $2.5 million.

Progress Software Corporation
Condensed Consolidated Balance Sheets

	August 31,	November 30,
(In thousands)	2010	2009

Assets
Cash and short-term investments	$269,213	$224,121
Accounts receivable, net	84,966	98,872
Other current assets	40,198	34,626

Total current assets	394,377	357,619

Property and equipment, net	57,963	59,625
Goodwill and intangible assets, net	330,117	304,887
Other assets	77,863	76,719

Total	$860,320	$798,850

Liabilities and shareholders’ equity
Accounts payable and other current liabilities	$79,171	$85,681
Short-term deferred revenue	134,334	141,243

Total current liabilities	213,505	226,924

Long-term deferred revenue	3,342	4,511
Other liabilities	10,335	11,963
Shareholders’ equity:
Common stock and additional paid-in capital	314,562	247,265
Retained earnings	318,576	308,187

Total shareholders’ equity	633,138	555,452

Total	$860,320	$798,850

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	August 31,	August 31,
(In thousands )	2010	2009

Cash flows from operations:
Net income	$27,295	$16,079
Depreciation, amortization and other noncash items	44,551	47,465
Other changes in operating assets and liabilities	(2,023)	(27,822)

Net cash flows from operations	69,823	35,722
Capital expenditures	(7,091)	(6,061)
Redemptions and reclassification of auction-rate securities	1,250	24,925
Acquisitions, net of cash acquired	(49,186)	—
Share issuances, net of repurchases	38,478	2,262
Other	(8,182)	11,140

Net change in cash and short-term investments	45,092	67,988
Cash and short-term investments, beginning of period	224,121	118,529

Cash and short-term investments, end of period	$269,213	$186,517

Progress Software Corporation
Reconciliation of Forward-Looking Guidance
Diluted Earnings Per Share Range

Three Months Ended November 30, 2010

GAAP expectation	$0.38 - $0.46

Adjustment to exclude stock-based compensation	$0.07 - $0.08
Adjustment to exclude amortization of acquired intangibles	$0.11 - $0.11
Adjustment to exclude restructuring and transition expenses	$0.04 - $0.07

Non-GAAP expectation	$0.64 - $0.68

Twelve Months Ended November 30, 2010

GAAP expectation	$1.01 - $1.09

Adjustment to exclude stock-based compensation	$0.29 - $0.30
Adjustment to exclude amortization of acquired intangibles	$0.45 - $0.45
Adjustment to exclude restructuring and transition expenses	$0.62 - $0.65
Other adjustments	($0.09) - ($0.09)

Non-GAAP expectation	$2.32 - $2.36

Twelve Months Ended November 30, 2011

GAAP expectation	$1.60 - $1.80

Adjustment to exclude stock-based compensation	$0.27 - $0.29
Adjustment to exclude amortization of acquired intangibles	$0.36 - $0.36
Adjustment to exclude restructuring and transition expenses	$0.15 - $0.30

Non-GAAP expectation	$2.50 - $2.60